UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2018

HUBSPOT, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36680	20-2632791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 First Street, 2nd Floor Cambridge, Massachusetts		02141
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 482-7768

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 12, 2018, HubSpot, Inc. (the “Company”) as guarantor and HubSpot Ireland Limited (“HubSpot Ireland”), a wholly owned subsidiary of the Company, as tenant, entered into an agreement to take an occupational lease from Hibernia REIT Plc (the “Landlord”) (the “Agreement for Lease”) with an agreed form of lease appended to it (the “Lease”) in respect of approximately 112,000 square feet of office space located at No. 1 Sir John Rogerson’s Quay in Dublin, Ireland (the “Premises”). The Agreement for Lease and Lease are together referred to as the “Lease Agreements.”

The Lease will become effective once certain Landlord works in the building have been completed, which is anticipated to occur in June 2019. Once effective, the Lease will run for 20 years, subject to an option for HubSpot Ireland to terminate it early after 12 years.

The estimated initial annual basic rent for the Premises is approximately $7.6 million and is subject to adjustment in connection with rent reviews to be conducted every five years. HubSpot Ireland will receive four months basic rent free upon commencement of the Lease term and, prior to this, will be granted early access for fit out purposes. HubSpot Ireland will be obligated to pay certain costs, service charges and expenses related to the Premises.

The obligations of HubSpot Ireland under the Lease Agreements are guaranteed by the Company.

The foregoing is a brief description of certain of the terms of the Lease Agreements, does not purport to be complete and is qualified in its entirety by reference to the Lease Agreements that will be filed as an exhibit to our annual report on Form 10-K for the year ending December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 13, 2018	HubSpot, Inc.

	By:	/s/ John Kelleher
	Name:	John Kelleher
	Title:	General Counsel